Exhibit 99.1

Empire Global Corp. Appoints officers and directors and forms Advisory
Committee

TORONTO, NEW YORK and ITALY, March 3, 2014 - Empire Global Corp. (the company) (EMGL.OTCQB) announced today the appointments of Sharad Mistry to the position of Chief Financial Officer and Corporate Controller as well as Julian L. Doyle as Secretary of the Company. In addition, Mr. Mistry and
Mr. Doyle were contemporaneously elected to the Board of Directors.

Mr. Mistry has over 30 years of experience in the areas of corporate finance, business, and risk management. He is a Chartered Professional Accountant and was previously Vice President of Financial Services for one of Canada's leading retail chains. Since 1996, he has provided services as Chief Financial Officer, and/or Chief Executive Officer to corporations, including publicly listed companies in Canada (Toronto Stock Exchange) and the U.S (NASDAQ), and financial, project management, mergers and acquisition and consultancy services. Sharad's industry experience includes work with oil and gas, battery manufacturing, investment management firms, automotive accessories design and manufacturing, apparel manufacturing, retail, biotechnology research and development, franchise operations, information technology, mining and services businesses. He is currently Director, and member of Audit Committee of a publically listed high tech company Wi2Wi Corporation operating out of San Jose, CA.

Mr. Doyle has a broad based corporate/commercial practice in which he acts for a wide variety of businesses, advising them on matters of mergers and acquisitions, debt and equity financing, corporate governance, risk management, commercial contracts, financial and regulatory matters. He is a member of the Canadian Bar Association and a significant part of Julian's practice involves advising Canadian and non-Canadian clients on international trade and international financing matters and he is active in assisting clients to achieve their objectives in multiple jurisdictions. Julian is also very active in the rapidly growing technology area and he provides advice on a wide range of intellectual property, information technology and e-commerce issues. Julian is a director of a number of private and public companies. Julian has been a lecturer in business law at the Bar Admissions Course. He has been practising law since 1985.

In addition, the Company formed an Advisory Committee to oversee the development of new business related to the recently announced letters of intent to acquire Multigioco Srl and Newgioco Srl, two AAMS licensed gaming operators based in Italy.

Mr. Doyle was appointed as Chairman of the Advisory Committee and Mr. Doyle appointed Mr. Sharad Mistry and Mr. Michael Ciavarella to the committee.

Michael Ciavarella, Chairman and Chief Executive Officer of Empire Global Corp., stated, "We are very pleased to bring the robust talent and experience of Sharad Mistry and Julian Doyle to our Company. These appointments are a key to the development of our international business blueprint. I am confident that we are in the process of assembling the right team to achieve our long-term goals, drawing from both our own leadership team and attracting new talent to the organization."

"Both Sharad and Julian are highly effective leaders with a demonstrable track record of driving business performance while improving controls, compliance and transparency throughout the various enterprises they have been associated with," Ciavarella said, "they bring Empire Global Corp. in-depth knowledge of international mergers and acquisition, a diverse set of experiences and strong business skills to the Company."

"With the addition of both Sharad and Julian, we have a stronger, more disciplined and thorough compliance program with effective practices in audit and compliance risk management and global trade experience." added Ciavarella.


About Empire Global Corp.

Empire Global Corp. is a development stage company with a view to acquire and operate a portfolio of revenue producing commercial properties in broad industry classifications primarily focused on the hospitality, resort, recreation and travel industry. Additional information may be found on our website at www.emglcorp.com


Forward Looking Statements

Information in this news release may contain statements about future expectations, plans, prospects or performance of Empire Global Corp., that constitute forward-looking statements for purposes of the Safe Harbor Provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "plan", "can be," "expects," "may affect," "believed," "estimate," "project" and similar words and phrases are intended to identify such forward-looking statements. Empire Global Corp. cautions you that any forward-looking information provided by or on behalf of Empire Global Corp. is not a guarantee of future performance. None of the information in this press release constitutes or is intended as an offer to sell securities or investment advice of any kind. Empire Global Corp.'s actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Empire Global Corp.'s control. In addition to those discussed in Empire Global Corp.'s press releases, public filings, and statements by Empire Global Corp.'s management, including, but not limited to, Empire Global Corp.'s estimate of the sufficiency of its existing capital resources, Empire Global Corp.'s ability to raise additional capital to fund future operations, Empire Global Corp.'s ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities, and in identifying contracts which match Empire Global Corp.'s capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Empire Global Corp. does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contacts:
Michael Ciavarella, B.Sc.
Chairman and CEO
empireglobal@bell.net